Exhibit 4.6
DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, par value $0.01 per share (the “Common Stock”), of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” and “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

The summary of the general terms and provisions of the Company’s Common Stock set forth below does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Amended and Restated Bylaws (as amended, the “Bylaws”), each of which, including all amendments thereto, is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We encourage you to read our Certificate of Incorporation, Bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

General

Our Certificate of Incorporation currently provides that we are authorized to issue up to 169,500,000 shares of capital stock of the Company, consisting of 162,500,000 shares of Common Stock and 7,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Our Common Stock is not entitled to any conversion or redemption rights. Holders of our Common Stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue. The transfer agent and registrar for our common stock is Equiniti Trust Shareowner Services.

Dividend Rights

Subject to any preferential dividend rights of the holders of any Preferred Stock and the terms and conditions provided by law and our Certificate of Incorporation, dividends may be declared by our board of directors and paid from time to time on outstanding shares of our Common Stock from any funds legally available therefor.

We and our subsidiaries are parties to agreements pursuant to which we borrow money, and certain covenants in these agreements limit our ability to pay dividends or make other distributions with respect to our Common Stock or to repurchase Common Stock. In addition, we and our subsidiaries may become parties to future agreements that contain such restrictions.

Voting Rights

The holders of our Common Stock have voting rights and are entitled to one vote for each share held. There are no cumulative voting rights.

Liquidation Rights

Upon any liquidation, dissolution or winding up of our Company, the holders of our Common Stock shall be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Some provisions of our Certificate of Incorporation and Bylaws, together with the provisions of Section 203 of the DGCL, could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

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subject to the rights of holders of any series or class of stock as set forth in our Certificate of Incorporation, our board of directors has the exclusive right to fix the size of the board of directors within certain limits, may create new directorships and may appoint new directors to serve until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified;

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the board of directors (or its remaining members, even though less than a quorum) and not the stockholders may fill vacancies on the board of directors occurring for any reason for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified;

•
subject to the rights of holders of any series or class of stock as set forth in our Certificate of Incorporation to elect additional directors under specified circumstances, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least 80% of the voting power of the Common Stock, voting together as a single class;

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our board of directors may issue Preferred Stock without any vote or further action by the stockholders, and fix the designation, powers, preferences, and rights of the shares of each series of Preferred Stock;

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subject to the rights of holders of any series or class of stock as set forth in our Certificate of Incorporation, special meetings of stockholders may be called only by our chairman or board of directors, and not by our stockholders;

•	our board of directors may adopt, amend, alter or repeal our Bylaws without a vote of the stockholders;

•
in the case of an amendment to the Bylaws by the stockholders, the affirmative vote of the holders of at least 80% of the voting power of our Common Stock is required to alter, amend, or repeal any provision of the Bylaws;

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subject to the rights of holders of any series or class of stock as set forth in our Certificate of Incorporation, all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting;

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we have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting; and

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certain business combinations with an “interested stockholder” (defined in our Certificate of Incorporation as a holder of more than 10% of our outstanding voting stock) must be approved by holders of 66 2/3% of the voting power of shares not owned directly or indirectly by the interested stockholder or an affiliate of any interested stockholder, unless the business combination is approved by certain “continuing directors” (as defined in our Certificate of Incorporation) or meets certain requirements regarding price and procedure.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of MoneyGram to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers and shares held by certain employee stock plans; or

•
the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.

However, this business combination prohibition may be negated by certain actions, including pursuant to the following:

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if we, with the support of a majority of our continuing directors, propose at any time another merger or sale or do not oppose another tender offer for at least 50% of our shares, the interested stockholder is released from the three-year prohibition and free to compete with that other transaction; or

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our stockholders may choose to amend our certificate of incorporation to opt out of Section 203 of the Delaware General Corporation Law at any time by a vote of at least a majority of its outstanding voting power; provided that, the amendment to opt out of Section 203 will not be effective until 12 months after the adoption of such amendment.

Under Section 203 of the Delaware General Corporation Law, a business combination generally includes a merger, asset or stock sale, loan, substantial issuance of stock, plan of liquidation, reincorporation or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.